UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2013

CENTERLINE HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-13237	13- 3916825
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Church Street, 15th Floor New York, NY	10007
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 317-5700

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE:

On March 14, 2013, Centerline Holding Company (“Centerline” or the “Company”) completed a reverse/forward stock split transaction which reduced the number of record holders of Common Shares of the Registration to less than 300. On March 15, 2013, the Company filed a Form 15 with the U.S. Securities and Exchange Commission (the “SEC”) to suspend its obligation to file reports and other information with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Notwithstanding the suspension of the foregoing reporting obligation, the Company has determined to file voluntarily with the SEC this Current Report on Form 8-K (the “Report”).

Item 8.01. Other Events.

On September 27, 2013, the Company determined to file this Report to publicly disclose the information set forth below in accordance with the agreement in principle described therein.

The Company has reached an agreement in principle to settle a consolidated putative class action lawsuit on behalf of Centerline shareholders filed in the Supreme Court of the State of New York, County of New York, captioned In re Centerline Holding Company Stockholder Litigation, Consol. Index No. 652202-2013 (the “Action”). Three complaints were filed, E. Randolph Hille v. Centerline Holding Company, et al., Index No. 652202-2013 (filed June 21, 2013), Brad Hoffman, et al., v. Centerline Holding Company, et al., Index No. 652214-2013 (filed June 21, 2013), and Robert Bushnell v. Centerline Holding Company, et al., Index No. 652348-2013 (filed July 2, 2013). These three actions were consolidated into the Action and co-lead counsel was appointed on July 17, 2013. The Action names as defendants Centerline, the managing trustees of Centerline, Hunt Companies, Inc., a Delaware corporation (“Hunt”), Hunt Capital Partners, LLC, a Delaware limited liability corporation (“Hunt Capital”), and Otsego Shares LLC, a Delaware limited liability corporation (“Otsego”, together and with Hunt and Hunt Capital, the “Hunt Defendants”). The Action alleges that the managing trustees of Centerline breached their fiduciary duties to Centerline’s public shareholders in approving the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 10, 2013, among Centerline and Otsego, pursuant to which it is contemplated that Otsego will be merged with and into Centerline and Centerline will continue as the surviving entity (the “Merger”). Plaintiffs allege that the managing trustees of Centerline breached their fiduciary duties because they failed to properly value the Company, failed to take steps to maximize the value of Centerline to its public shareholders, and agreed to terms in the Merger Agreement that favor the Hunt Defendants and deter alternative bids. The plaintiffs also allege that the Hunt Defendants allegedly breached fiduciary duties that they owed to the shareholders of Centerline. Finally, the lawsuit alleges that Centerline and the Hunt Defendants aided and abetted the managing trustees in purportedly violating their fiduciary duties. The lawsuit seeks as relief an injunction barring completion of the Merger unless and until the Company implements a procedure or process to obtain the highest price possible for shareholders, imposition of a constructive trust in favor of plaintiffs upon any benefits improperly received by defendants, and an award of costs and attorney’s fees.

On August 26, 2013, Centerline, the managing trustees, and the Hunt Defendants entered into a memorandum of understanding with the plaintiffs in the Action regarding the settlement of the Action. In connection with the settlement of the Action, Centerline has agreed to make the below disclosures. The settlement is not, and should not be construed as, an admission of wrongdoing or liability by any defendant. Centerline, its managing trustees, and the Hunt Defendants continue to believe that the Action is without merit and vigorously deny that any alleged breaches of fiduciary duties occurred. Likewise, none of the defendants believe that any disclosures regarding the Merger are required under applicable laws. Furthermore, nothing in this Report or any settlement shall be deemed an admission of the legal necessity or materiality of any of the disclosures set forth in this Report. However, to avoid the risk of the putative shareholder class action delaying or adversely affecting the Merger, to minimize the substantial expense, burden, distraction and inconvenience of continued litigation and to fully and finally resolve the claims, Centerline has agreed to make these disclosures.

The information in this “Item 8.01 - Other Events” is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of such section. The information in Item 8.01 of this Report shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any incorporation by reference language in any such filing.

DISCLOSURES

The Centerline Board of Trustee’s (the “Board”) decision to approve the Merger was informed by a strategic alternatives review process that started in December 2011 and ran until February 2013. In late 2011, at a time when Centerline was in discussions with its senior lenders under its Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of March 5, 2010 (as subsequently amended, the “Credit Agreement”) to address Centerline’s leverage and continuing inability to satisfy the Credit Agreement’s Consolidated EBITDA to Fixed Charges Ratio, which required that Centerline obtain a waiver of non-compliance with the Credit Agreement, the Oversight Committee of the Board (“Oversight Committee”), which was formed to oversee the Company’s negotiations with Island Capital in connection with the March 2010 restructuring and continued in the role of monitor of the Company’s restructuring and its relationship with Island Capital, determined that Centerline should retain a financial advisor to assist with its consideration of various strategic alternatives.

In December 2011, Rothschild Inc. (“Rothschild”) was engaged by the Board and the Oversight Committee to assist with evaluating strategic alternatives for the Company involving potential proposals from parties involving a restructuring, recapitalization or acquisition of the Company.

On December 28, 2011, the Board held a telephonic meeting during which a representative of Rothschild outlined a potential process pursuant to which it would seek indications of interest from certain third parties, including C-III Capital Partners LLC (“C-III”), that might be interested in purchasing or investing capital in Centerline (the “Third Party Process”). In authorizing the Third Party Process, the Board, in consultation with its advisors, considered the substantial risk that it posed to the Company’s business plan, including a possible loss of new and existing employees that had no incentive to remain with the Company through such a process, and the need to provide customers with assurances that Centerline could operate as a fiduciary with their investments over an extended period.

From approximately December 2011 through February 2012, Rothschild solicited various third parties, including C-III, with respect to an array of strategic alternatives, including a potential raising of new and potentially dilutive capital, a restructuring of the Company’s balance sheet and a sale of the Company. At or around the same time, management, at the direction of the Board, had undertaken a review of the Company’s business and operations to determine whether there were opportunities to achieve cost savings that would improve the Company’s results of operations and financial condition. As part of this assessment, management studied the cost savings that would be achieved by a going-dark transaction after which the Company would no longer have to file reports with the SEC.

By June 2012 the Third Party Process had not resulted in any meaningful indications of interest that management or the Oversight Committee believed could produce an executable transaction. After receiving direction from the Oversight Committee, management and Rothschild then commenced a series of discussions with the Company’s lenders aimed at obtaining material amendments to the Credit Agreement and a restructuring of the Company’s debt.

On June 7, 2012, at a joint telephonic meeting of the Oversight Committee and the Board, at which representatives of management, Paul Hastings LLP (“Paul Hastings”), and Rothschild were also present, the Board, in consultation with its advisors, reviewed the Company’s circumstances and prospects and the risks to its ultimate recovery if a solution to the Company’s over-leverage and financial condition challenges was not obtained, including concerns over the increasing risk confronting the Company on the operating front resulting from the lack of a permanent solution to its leverage and balance sheet constraints.

Centerline continued to be unable to comply with the covenants in the Credit Agreement and had to obtain waivers of noncompliance with the Credit Agreement’s Consolidated EBITDA to Fixed Charges Ratio with respect to the quarters ended December 31, 2011, March 31, 2012, June 30, 2012, and September 30, 2012 as well as waivers of noncompliance with the Credit Agreement's Total Debt to Consolidated EBITDA Ratio for the quarters ended June 30, 2012 and September 30, 2012.

Between June and December 2012, the Board and the Oversight Committee met on a number of occasions with representatives of management, Paul Hastings, and Rothschild to discuss obtaining material amendments to Centerline’s Credit Agreement and a restructuring of Centerline’s debt. Having received direction from the Oversight Committee, Centerline’s management and Rothschild commenced a series of discussions with the lenders aimed at obtaining material amendments to the Credit Agreement and a restructuring of the debt. By November 2012, the lenders provided feedback that they would not entertain any restructuring of the Company’s debt. The Company continued to pursue and investigate additional standalone liquidity maximization strategies, and identified two internal sources of additional cash that could be used to obtain covenant relief and maturity extensions of the Company’s debt without impairing amortization. Following further discussions, the lenders subsequently agreed to amendments to the Credit Agreement, which, among other things, permitted Centerline to proceed with the “go-dark” transaction. Centerline’s “go-dark” transaction was finalized on March 15, 2013, when Centerline filed a Form 15 suspending its duty to file reports with the SEC. Centerline issued a press release on March 15, 2013, announcing the transaction.

In January 2013 a representative of Hunt Capital, which was not part of the original solicitation by Rothschild under the Board’s direction, met with Mr. Levy and indicated that his company might be generally interested in acquiring some or all of the shares of Centerline. No details or price were discussed at that time. Mr. Levy informed the Hunt Capital representative that he would need to speak with the Board or Mr. Andrew Farkas, the controlling owner of Island, which through affiliates owned approximately 40% of Centerline common shares regarding, any potential acquisitions.

On Sunday, April 21, 2013, Mr. Farkas advised Mr. Levy and later, through email communications, Mr. Loverd, that he was intending to consummate the sale of Centerline shares to Hunt Capital the next day. The following day, April 22, 2013, Centerline received public notification in an amendment to a Schedule 13D Island filed with the SEC (the “Schedule 13D”), which disclosed that Otsego entered into a share purchase agreement with an affiliate of Island Capital Group LLC (“Island Capital”) to acquire 977,644 shares of Centerline common stock for $39 million in cash or $39.89 per share (the “Island Transaction”). The public notice disclosed that as part of the Island Transaction, an affiliate of Hunt Capital agreed it would use commercially reasonable efforts to acquire, at the same price per share paid in the Island Transaction, certain common shares of beneficial interest of Centerline held by Mr. Farkas, Wells Fargo Bank N.A. and/or its affiliates (“Wells Fargo”), Related Companies L.P. and/or its affiliates, and Citibank, N.A. and/or its affiliates (“Citibank”) if such persons were willing to sell their common shares of the Company within sixty (60) days. If Hunt Capital had acquired these additional shares, it would have had majority ownership of Centerline’s common shares. No mention was made in the public notice of any intention by Hunt Capital with respect to the remaining public shares of Centerline. As a result of the Island Transaction, an affiliate of Hunt Capital became the beneficial owner of approximately 41.1% of Centerline’s common shares. The Island Transaction was completed without the Board’s prior knowledge or consent.

On April 26, 2013, the Board and the compensation committee of the Board (“Compensation Committee”) met telephonically, at which representatives of Paul Hastings were also present. The Board discussed the threat posed by Hunt Capital’s 40% common share acquisition and its plans to acquire control of the Company, particularly exacerbated by Hunt Capital’s complete lack of communication with management and the Board. The Board discussed the implementation of a long-term, equity incentive plan previously under review by the Compensation Committee, the authorization of employment agreements for key executives and employees and the advisability of adopting a poison pill shareholder rights plan in light of the acquisition of approximately 40% common share ownership by Hunt Capital. The Board reached a consensus to work with counsel to develop a shareholder rights plan and present it to the Board as expeditiously as possible.

On April 28, 2013, the Board met telephonically, at which representatives of Paul Hastings were also present. The Board discussed how Hunt Capital acquired the approximately 40% ownership block without notice to or consultation with management or the Board and how this impacted the Company particularly given the lack of communication from Hunt Capital as to its plans. Mr. Levy noted that an institutional shareholder had reached out to determine mechanically how it could transfer its shares. Mr. Levy discussed his concern that Hunt Capital had agreed to use commercially reasonable efforts to acquire more shares from the Company’s largest shareholders at the $39.89 price paid to an affiliate of Island Capital, while there was no way of knowing whether Hunt Capital would offer the same $39.89 purchase price to other shareholders. The Board discussed its preliminary view that the $39.89 per share price was a full and fair price when considering management’s internal valuation of the Company and historical trading prices, and the need to protect the minority shareholders.

On April 28, 2013, the Company adopted a shareholder rights plan designed to strengthen the ability of the Board to protect Centerline’s shareholders and the Company issued a press release the next day announcing its actions. On April 29, 2013, the Board and the Compensation Committee met telephonically, at which representatives of Paul Hastings were also present, and Mr. Levy updated the Board on adoption of the shareholder rights plan.

On May 6, 2013, the Compensation Committee met telephonically, at which representatives of the Board and Paul Hastings were also present, to discuss the development of employment agreements and the retention bonus agreements for executives and select employees of the Company. The Compensation Committee discussed that there was a solid record to support action by the Compensation Committee and Board on the employment agreements and retention bonus agreements given the concerns that had arisen since Hunt Capital’s unsolicited 40% share acquisition.

On May 9, 2013, the Board and the Compensation Committee met telephonically, at which representatives of management and Paul Hastings were also present. Mr. Levy provided an update on the Company’s interaction with representatives of Hunt Capital and reported that a Hunt Capital representative had cancelled a meeting with the Company’s executive committee that was scheduled for May 7, 2013. Mr. Levy updated the Board on developments with Fannie Mae and described the reservation of rights letter Fannie Mae delivered with respect to Island Capital’s sale of its 40% ownership position without Fannie Mae’s prior consent. The Compensation Committee unanimously approved resolutions for the employment agreements and on May 10, 2013, the Compensation Committee unanimously approved resolutions for retention bonus agreements.

Mr. Loverd, Mr. Levy, and a representative of Paul Hastings met with representatives of Hunt Capital on May 13, 2013 and Hunt Capital communicated a proposal that it intended to acquire the remaining Centerline common shares at the full Island Capital transaction price, $39.89 per common share.

On May 13, 2013, the Board met telephonically, at which representatives of Paul Hastings were also present. Mr. Loverd noted that the Company had entered into a limited four day standstill and exclusivity agreement with Hunt Capital as of May 13, 2013. On May 14, 2013, the Company issued a press release announcing that the Board authorized the commencement of negotiations with Hunt Capital after Hunt Capital informed the Company of its interest in acquiring complete ownership of the Company. The announcement stated that the Company intended to pursue its negotiations with Hunt Capital with the goal of maximizing shareholder value.

On May 14, 2013, the Company and Hunt Capital entered into a confidentiality agreement allowing Hunt to receive additional due diligence.

On May 16, 2013, the Board met telephonically, at which representatives of Paul Hastings were also present, to discuss the latest developments with Hunt Capital. Mr. Levy noted that in connection with the standstill and exclusivity agreement, the Company made limited disclosure to Hunt Capital as to, among other things, the recent execution of employment agreements and retention bonus agreements. Mr. Levy reported that he reached out to a representative of Rothschild, which had just recently concluded its assignment as financial advisor to the Oversight Committee and the Board. The Board discussed the results of the prior market check undertaken in connection with Third Party Process.

The Company engaged Rothschild on May 16, 2013 as its exclusive financial advisor for the purpose of undertaking a study to enable Rothschild to render an opinion to the Board with respect to the fairness, from a financial point of view, to the holders of Centerline common shares (other than those shares held by or controlled by the Company, any of its wholly-owned subsidiaries or by Hunt Capital and its affiliates) of the proposed merger consideration to be paid to such shareholders pursuant to a proposed merger of the Company.

On May 16, 2013, the Company amended its Standstill and Exclusivity Agreement to extend the standstill period until May 28, 2013. The Company issued a press release on May 17, 2013 announcing the amendment to the agreement with Hunt Capital.

On May 19, 2013, the Board met telephonically, at which representatives of management and Paul Hastings were also present, to obtain an update on the status of negotiations with Hunt Capital. A representative of Paul Hastings reported on discussions with legal counsel for Hunt Capital regarding concerns Hunt Capital had expressed about information they learned during due diligence. Legal counsel for Hunt Capital advised the representative of Paul Hastings that Hunt Capital was considering alternatives, including offering a reduced price below the $39.89 per common share paid in the Island Transaction for the remaining Centerline shares.

On May 22, 2013, the Company amended its Standstill and Exclusivity Agreement to extend the standstill period until May 22, 2013. The Company issued a press release on May 23, 2013 announcing the amendment to the agreement with Hunt Capital.

On May 24, 2013, the Board met telephonically, at which representatives of management and Paul Hastings were also present. Mr. Levy provided an update on the status of the ongoing negotiations with Hunt Capital and noted that Hunt Capital had proposed a price reduction of 20%, reflecting an offer price of $31.91 per common share. On May 29, 2013 the Board met telephonically, at which representatives of management, Rothschild, and Paul Hastings were also present.

On May 28, 2013 and May 30, 2013, the Company amended its Standstill and Exclusivity Agreement to extend the standstill period until May 30, 2013 and June 7, 2013, respectively. The Company issued press releases on May 29, 2013 and May 31, 2013 announcing the amendments to the agreement with Hunt Capital.

On June 1, 2013, the Board met telephonically, at which representatives of management, Rothschild, and Paul Hastings were also present. Mr. Loverd updated the Board on his discussions with a representative of Hunt Capital and noted that he told the representative of Hunt Capital that the $31.91 per common share price was unacceptable. The Board discussed the possibility that if it were to approve and recommend a transaction that involved a purchase price of less than $39.89 per common shares, the Board would require such transaction to be conditioned on a majority of the minority shareholders’ approval.

On June 7, 2013, the Company amended its Standstill and Exclusivity Agreement to extend the standstill period until June 10, 2013. The Company issued a press release on June 7, 2013 announcing the amendment to the agreement with Hunt Capital.

On June 8, 2013, Mr. Loverd had a telephone call with a representative of Hunt Capital in which he conveyed that the Board would insist on a majority of the minority approval provision for any reduced price submitted to the shareholders, but that if Hunt Capital agreed to pay the full $39.89 per share price paid in the Island Transaction to the remaining shareholders, the Board would entertain the transaction via a majority vote by written consent as permitted by the Third Amended and Restated Trust Agreement, dated October 6, 2010 (the “Trust Agreement”) and Article II, Section 15 of the Sixth Amended and Restated Bylaws of the Company (the “Bylaws”). Hunt Capital ultimately agreed to pay the full $39.89 per share price.

On June 10, 2013, the Board met telephonically, at which representatives of management, Rothschild and Paul Hastings were also present. Mr. Loverd updated the Board on negotiations with Hunt Capital and his telephone call with a Hunt Capital representative on June 8, 2013. Representatives of Paul Hastings described the terms of the merger agreement and related documents. A representative of Rothschild presented Rothschild’s financial analysis and then rendered Rothschild’s oral opinion to the Board, subsequently confirmed in writing, that as of June 10, 2013 and based upon the factors, qualifications and limitations set forth therein, the merger consideration proposed to be received by the holders of the Company’s common shares (other than those shares held by or controlled by the Company, any of its wholly-owned subsidiaries or by Hunt and its affiliates) was fair, from a financial point of view, to such holders. The Board reviewed a valuation summary indicating that, based on the assumptions and qualifications set forth therein, the transaction price of $39.89 per share, or approximately $268.4 million in total enterprise value, fell within the range of values derived from Rothschild’s various financial analyses. Specifically, those financial analyses indicated implied prices per share ranging from $9.78 to $44.59 per share and total enterprise values ranging from $191.6 million to $280.3 million.

The Board unanimously consented to, approved and declared advisable the Merger Agreement and the transactions and documents contemplated thereby, including the Proposed Transaction, and authorized and directed the officers of the Company to execute the Merger Agreement for and on behalf of the Company, upon which the Merger Agreement was executed.

The Board recommended the Merger Agreement and the transactions and documents contemplated thereby, including the Proposed Transaction, to the Company’s shareholders for approval and adoption by the affirmative vote or written consent of the holders of a majority in voting power of the issued and outstanding shares of beneficial interest in the Company. Pursuant to Article II, Section 15 of the Company’s Bylaws, the Board decided that the shareholders may act by consent or consents in writing with respect to the Proposed Transaction, fixed June 10, 2013 as the record date for determining the Company’s shareholders entitled to act by written consent and directed that the approval and adoption of the Merger Agreement and the transactions and documents contemplated thereby, including the Proposed Transaction, be submitted to the Company’s shareholders for action by consent in writing, without a meeting and without prior notice. In seeking written consent from certain shareholders, Centerline disclosed, among other things, that:

in connection with evaluating the Merger, the Board considered a number of factors, including, without limitation: (i) the business, operations, financial condition, competitive position and prospects of the Company; (ii) the Company’s ability to grow and expand its principal business lines and the likelihood of realizing superior benefits through alternative business strategies; (iii) the long-term prospects of the Company; (iv) the potential for other third parties to enter into strategic relationships with or to acquire the Company; (v) the consideration proposed to be paid by Otsego in the Merger; (vii) the Company’s current cash and the availability of strategic or financing alternatives available to the Company; (viii) the competitive nature of the Company’s industry; (ix) the Board’s fiduciary duties to the Company’s Shareholders; (x) the terms of the Merger Agreement, including, among others, the affirmative and negative covenants, the termination fees and the conditions on the parties; obligations to consummate the Proposed Transaction; and (xi) current economic, industry and market conditions affecting the Company.

The Board also considered, inter alia, certain risks that could arise in connection with the Proposed Transaction, including, without limitation, the possibility that the Proposed Transaction might not be consummated and the risk that the other benefits sought to be achieved by the Proposed Transaction might not be achieved. Shareholders holding a majority of the Company’s outstanding common shares delivered written consents to approve and adopt the Merger Agreement and the Proposed Transaction. With that action, the shareholder approval condition to the closing of the Merger was satisfied.

The Company issued two press releases on June 12, 2013 announcing that Centerline and an affiliate of Hunt Capital entered into the Merger Agreement and that the shareholders of Centerline approved the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Centerline Holding Company

Date: September 27, 2013	By:	/s/ Robert L. Levy
Robert L. Levy
President and Chief Executive Officer